Exhibit 10.11

MAXLINEAR	MAXLINEAR

MAXLINEAR, INC.

2011 Palomar Airport Road, Suite 305

Carlsbad, CA 92011

September 12, 2008

Michael C. Kastner

[Address]

Dear Mike:

I would like to offer you our heartfelt congratulations on your selection as a final candidate for a position at MaxLinear, Inc. (the “Company”). You have met the exacting meritocracy standards of personal and professional achievement to which we hold all our employees. We are truly excited to extend you an offer of employment at the Company as specified below. Your acceptance of our offer will represent an important milestone in our rapid growth as a fabless, communications IC company.

First and foremost, we immensely value your superior qualities of proven technical competence, and passion for excellence. Your personal attributes are congruent with our cherished EPIC values – “Excellence, People, Integrity, and Compassion”. Together, with your able partnership, we aim to build a world class IC Company.

Most importantly, we believe that the Company represents what is best about Engineering. In our workplace, we foster an environment of risk-taking & reward, along with a relentless focus on customer-driven products. By being true to this principle, we are determined to create a company with a business model and an organization that will set altogether new and lofty standards in work culture. In addition, the Company will constantly endeavor to uphold its commitment to making “Every working day a lot of fun for all of its employees.” We thank you for your interest in the Company and look forward to unparalleled success together as partners in the same adventure.

Employment Offer

I am very pleased to offer you a position with the Company, as Vice President of Worldwide Sales, reporting to the CEO. We are offering you an annual base salary of $175,000, a signing bonus in the amount of $30,000, eligibility to participate in the incentive commission plan per the attached appendix (provided that the commission is only payable if you are employed by the Company on the date the commission becomes payable and revenue is the total dollar amount of revenue recognized according to generally accepted accounting principles applied consistently with the Company’s past practices), and options to purchase in the aggregate 262,550 shares of the Company’s common stock subject to the approval of the Company’s board of directors, as further set forth below.

If you decide to join us, you will receive semi-monthly payments of salary, in accordance with the Company’s normal payroll procedures and you will also be eligible to receive certain employee benefits generally offered to the Company’s employees, which include 15 days of paid time off accrued per annum, participation in our 401K plan and employer contribution towards health insurance premiums. The details of these employee benefits will be explained in greater detail in subsequent correspondence. You

MAXLINEAR

should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary. By countersigning below, you agree to reimburse the Company for the aggregate signing bonus if you voluntarily terminate your employment within 1 year of joining the Company.

Performance Evaluation Period

After the initial three (3) months of employment at MaxLinear, your performance against your job responsibilities will be evaluated. After your job performance has been deemed to be satisfactory, there will be regular follow-up performance evaluations semi-annually or as in accordance with the MaxLinear Employee Handbook.

Equity Incentive

The Company understands that you would like an opportunity to consult with your personal tax and/or financial advisor in order to structure your option grant in a manner that is financially and tax advantageous to you. In particular, you will be deciding how many shares subject to the option grant that you would like have the ability to “early exercise” (meaning that you may purchase those shares prior to their vesting). The Company is willing to work with you to favorably structure your grant of options to purchase in the aggregate 262,550 shares of the Company’s common stock and you have agreed to notify the Company of your decision by the end of September 2008.

Generally speaking, and depending on the input you give the Company in connection with the tax and/or financial advice that you receive, the Company will recommend that its Board of Directors approve a grant to you of an option to acquire the amount of shares of the Company’s Common Stock that you wish to acquire by “early exercise.” This option will be subject to the terms and conditions of the 2004 Stock Plan and the form of option agreement approved by the Board. This option will be a “nonqualified stock option” (NSO) within the provisions of the 2004 Stock Plan. The exercise price for this option will equal the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. This option will vest over four years based on your continued employment with the Company. One-quarter of the shares subject to this option will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. Except in the case of early exercise set forth below, no right to any shares subject to this option will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment. The Company will permit you to “early exercise” this option (meaning that you may exercise the option prior to the vesting of shares); provided, however, that any unvested shares you receive upon such early exercise will be subject to a right of repurchase in favor of the Company at their exercise price with a vesting schedule equivalent to the vesting schedule for this option, as set forth in this paragraph.

Additionally, the Company will recommend that its Board of Directors approve a grant to you of an option to acquire the remaining number of shares of the Company’s Common Stock to be issued to you after accounting for those shares that will be “early exercisable.” This option will be subject to the terms and conditions of the 2004 Stock Plan and the form of option agreement approved by the Board. To the extent possible, this option will be an “incentive stock option” (ISO) under federal tax law. The

MAXLINEAR

exercise price for this option will equal the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. This option will vest and become exercisable over four years based on your continued employment with the Company. One-quarter of the shares subject to this option will vest on the first anniversary of the effective date of your employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary. No right to any shares subject to this option will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

Also, in the event of an Involuntary Termination (as defined below) of your employment on or within twelve (12) months following a Change of Control (as defined below) fifty percent (50%) of the aggregate number of shares subject to the options granted pursuant to this letter (including shares issued upon “early exercise” of the option) and unvested as of the date of such Involuntary Termination shall become immediately vested.

For purposes of this letter, an “Involuntary Termination” shall mean (i) without your express written consent, the significant reduction of your duties, authority, or responsibilities relative to your duties, authority, and responsibilities as in effect immediately prior to such reduction or the assignment to you of such reduced duties, authority, or responsibilities; (ii) without your express written consent, a reduction by the Company in your base compensation as in effect immediately prior to such reduction; (iii) without your express written consent, a reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction which is not applicable to all employees of the Company and which results in your overall benefits package being significantly reduced; (iv) without your express written consent, your relocation to a facility or a location outside of San Diego County; or (v) any purported termination by the Company of your status as an employee of the Company which is not effected for death, disability, or for Cause.

For purposes of this letter, “Cause” shall mean (i) your repeated failure to perform your duties or responsibilities as an employee as directed or assigned by the Company’s Board of Directors (or its designee) from time to time, after written notice thereof from the Board of Directors (or its designee) to you setting forth in reasonable detail the respects in which the Company believes you have not performed such duties or responsibilities; (ii) your personally engaging in knowing and intentional illegal conduct which is injurious to the Company or its affiliates; (iii) your being convicted of a felony, or committing an act of dishonesty or fraud against, or the misappropriation of property belonging to, the Company or its affiliates; or (iv) any breach by you of any provision of any non-disclosure or invention assignment or similar agreement with the Company or any breach of any written code of conduct or policy of the Company.

For purposes of this letter, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions, or (ii) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company.

MAXLINEAR

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company. Please note that we must receive this signed agreement on or before your effective date.

To accept the Company’s employment proposal, please sign and date the Acceptance Form attached to this letter; and, to maintain the confidentiality of compensation information, return a copy of ONLY the Acceptance Form page to me by fax at 760-692-0712. A duplicate original of this letter is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you.

MAXLINEAR

This offer of employment will terminate if it is not accepted, signed and returned by September 19, 2008. We look forward to your favorable reply and to working with you at the Company.

Sincerely,
MAXLINEAR, INC.

/s/ Kishore Seendripu
Kishore Seendripu
CEO and President

MAXLINEAR

OFFER ACCEPTANCE FORM

The terms of the letter dated September 12, 2008 are agreed to and accepted

Printed Name: Mike Kastner

Signature:	/s/ Mike Kastner

Date: September 22, 2008

Anticipated Start Date: 9/23/08

Enclosures:

1.	Duplicate Original Letter

2.	Employment, Confidential Information, Invention Assignment and Arbitration Agreement

MAXLINEAR

APPENDIX

SIC Payout in a Phase = Total Target SIC x (SIC Factor) x (Revenue in Current Phase - Revenue in Preceding Phase)/(Target GAAP Revenue)

Target Revalue		$65,00,000
Total SIC		$150,000

	2009 Revenue		SIC Factor	SIC Payout	Cumm	Schedule		Delta
Phase 1		$50,000,000	0.28	$32,308	$32,308	Paid if equal to or greater than $50M	50,000,000	50,000,000
Phase 2		$55,000,000	4.4	$50,769	$83,077	Paid cumulatively between $50M to $55M	55,000,000	5,000,000
Phase 3		$65,000,000	2.9	$66,923	$150,000	Paid cumulatively between $55M to $65M	65,000,000	10,000,000
Phase 4		$70,000,000	4.4	$50,763	$200,760	Paid cumulatively between $65M and $75M	70,000,000	5,000,000
Phase 5	>$	70,000,000	2.2

		Total Payout for Phase 1		$32,308
		Total Payout for Phase 2		$83,077
		Total Payout for Phase 3		$150,000
		Total Payout for Phase 4		$200,769

Candidate will be eligible for a target SIC commission plan of no less than $100K for every subsequent year of employment beyond 2009 subject to Board of Director’s approval

The target revenue will be determined and approved for each year by the BoD of MaxLinear

The payment schedule and payment trigger points will be determined by the company and with the approval of the BoD for each of the subsequent years of employment